Exhibit (a)(1)(A)

SILICON IMAGE, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

FOR RESTRICTED STOCK UNITS

This document constitutes part of the prospectus relating to the

Silicon Image, Inc. 1995 Equity Incentive Plan;

Silicon Image, Inc. 1999 Equity Incentive Plan;

Silicon Image, Inc. 2008 Equity Incentive Plan;

CMD Technologies, Inc. 1999 Stock Incentive Plan;

Silicon Communication Lab, Inc. 1999 Stock Option Plan; and

TransWarp Networks, Inc. 2002 Stock Option/Stock Issuance Plan

covering securities that have been registered under the Securities Act of 1933, as amended.

August 4, 2010

i

SILICON IMAGE, INC.

Offer to Exchange Certain Outstanding Options for Restricted Stock Units

This offer to exchange and your withdrawal rights will expire at 9:00 p.m., Pacific Time, on August 31, 2010, unless the offer is extended.

By this offer, Silicon Image or its subsidiaries (collectively referred to as “Silicon Image,” the “Company,” “we,” “our” or “us”) is giving eligible employees the opportunity to exchange some or all of their outstanding options as of August 4, 2010 with an exercise price greater than or equal to $6.64 per share, whether vested or unvested, for new restricted stock units (“RSUs”). Participation in the offer is completely voluntary.

You are an eligible employee if you (a) are an employee of Silicon Image who holds options with an exercise price greater than or equal to $6.64 per share; and (b) are employed by us on the date the offer commences and remain employed through the expiration date of the offer. Non-employee members of our Board of Directors and our named executive officers, including our current chief financial officer, are not eligible to participate in the offer.

For purposes of this offer, the term “option” refers to an option to purchase one (1) share of our common stock, and the term “option grant” refers to a grant of one or more options.

If you participate in the offer, the number of RSUs you receive will depend on the number of options you tender for exchange and the exercise price of the options that you exchange. You may tender for exchange any one (1) or more of your eligible options or none at all. However, if you choose to tender one or more eligible options received pursuant to a particular option grant, you must exchange all outstanding eligible options received pursuant to such option grant, unless you are a vice president of the Company. If you are a vice president of the Company, you may not tender more than 50% of your eligible options. Therefore, vice presidents of the Company will be permitted to exchange less than all outstanding eligible options subject to a particular option grant in order to comply with the limitation on their participation in the offer.

We will grant the RSUs following the expiration of the offer on the trading day immediately after the day on which we cancel the options surrendered in the exchange (the “RSU grant date”). We expect that the RSU grant date will be September 1, 2010. If the expiration date is extended, the RSU grant date will be similarly delayed. The RSUs will be granted under the terms of the Company’s 2008 Equity Incentive Plan.

The vesting schedule of the RSUs, for all employees except our vice presidents, will depend on the extent to which the options surrendered in exchange for such RSUs have vested at the time of the exchange. RSUs granted in exchange for vested options will vest on the one-year anniversary of the RSU grant date. RSUs granted in exchange for unvested options will vest over a two-year period in equal amounts on each anniversary of the RSU grant date. If an option grant is partially vested, the RSU will have a one-year vesting period for the portion of the RSU that was attributable to the vested options, and a two-year vesting period for the portion of the RSU that was attributable to the unvested options. Vice presidents who participate in the offer will receive RSUs subject to the two-year vesting schedule described above, regardless of whether the options surrendered in exchange for such RSUs were vested or unvested at the time of exchange. Vesting of the RSUs is conditioned upon your continued service with the Company through each applicable vesting date.

Our common stock is traded on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “SIMG.” On August 3, 2010, the closing price of our common stock was $4.42 per share. The current market price of our common stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing price of our common stock will be on the date the RSUs are granted. You should evaluate the risks related to our business, our common stock, and this offer, and review current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 13 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

PARTICIPATING IN THE OFFER

If you choose to participate in the offer, we strongly encourage you to submit your election electronically via the offer website at https://siliconimage.equitybenefits.com. The offer website will provide you with certain information about your eligible options, including the grant date, the exercise price, the number of underlying shares and the election alternatives available to you and instructions on how to make and submit an election. If you are a vice president, you will not be able to submit your election via the offer website. Therefore, a paper election form will be provided to you.

If you are not able to submit your election electronically via the offer website as a result of technical failures, such as the website being unavailable or not accepting your election, or you are a vice president of the Company, you must complete a paper election form and return it via facsimile or email a PDF or similar imaged document file to Michael Macalintal at (408) 830-9531 or michael.macalintal@siliconimage.com. All election forms, whether submitted electronically or via facsimile or email, are due before 9:00 p.m., Pacific Time, on August 31, 2010, unless we extend the offer. To obtain a paper election form, please email a request to michael.macalintal@siliconimage.com or call (408) 616-4051.

Only responses that are complete and actually received by Silicon Image (whether via the offer website or via facsimile or e-mail) by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. The delivery of all documents, including election forms, is at your risk. If your election form is received by facsimile or e-mail, Silicon Image intends to confirm the receipt of your election form within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election form by sending an email to michael.macalintal@siliconimage.com or calling (408) 616-4051.

If you need additional copies of the offer documents or the election forms, you should send an email to michael.macalintal@siliconimage.com or call (408) 616-4051. Copies will be furnished promptly at our expense. You can also view and print the offer documents from the offer website or the Human Resources page of the Company’s intranet. You should direct questions about this offer to Thao Dinh, our Global Compensation Manager, at thao.dinh@siliconimage.com or call (408) 616-4144.

Although our Board of Directors and shareholders have approved the offer, consummation of the offer is subject to the conditions described in Section 7 of this Offer to Exchange Certain Outstanding Options for RSUs (the “Offer to Exchange”). Neither we nor our Board of Directors will make any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your eligible options for RSUs in the offer. You must make your own decision on whether to surrender your eligible options for exchange after taking into account your own personal circumstances or preferences. You are encouraged to consult your personal outside advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to the offer.

You should rely only on the information contained in the Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS		1
RISKS OF PARTICIPATING IN THE OFFER		13
THE OFFER		15
1.	Eligibility	15
2.	Number of awards; expiration date	15
3.	Purposes of the offer	17
4.	Procedures for electing to exchange awards	18
5.	Withdrawal rights and change of election	20
6.	Acceptance of eligible options for exchange and granting of RSUs.	20
7.	Conditions of the offer	21
8.	Price range of shares underlying the awards	23
9.	Source and amount of consideration; terms of RSUs	23
10.	Information concerning Silicon Image	27
11.	Interests of directors and executive officers; transactions and arrangements concerning the options	27
12.	Status of options acquired by us in the offer; accounting consequences of the offer	28
13.	Legal matters; regulatory approvals	28
14.	Material income tax consequences	28
15.	Extension of offer; termination; amendment	30
16.	Fees and expenses	30
17.	Additional information	30
18.	Financial statements	31
19.	Miscellaneous	32

SCHEDULE A Information Concerning the Executive Officers and Directors of Silicon Image		A-1
SCHEDULE B Summary Financial Information of Silicon Image, Inc.		B-1
SCHEDULE C Guide to Tax & Legal Issues in Japan		C-1
SCHEDULE D Guide to Tax & Legal Issues in Korea		D-1
SCHEDULE E Guide to Tax & Legal Issues in Taiwan		E-1
SCHEDULE F Guide to Tax & Legal Issues in the United Kingdom		F-1

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should read this entire Offer to Exchange carefully, including the attached schedules, together with the Tender Offer Statement on Schedule TO with which this Offer to Exchange has been filed and the exhibits thereto, which are available on the SEC website at www.sec.gov, the offer website, and the Human Resources page of the Company’s intranet. This offer is made subject to the terms and conditions of these documents and the election form as they may be amended from time to time hereafter. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the offer?

A1.	This offer is an opportunity for eligible employees to voluntarily exchange options outstanding as of August 4, 2010 with an exercise price greater than or equal to $6.64 per share that were granted under the Plans (as defined below) for RSUs.

The following are some terms that are frequently used in this Offer to Exchange.

Terms Used in This Offer to Exchange

•	“business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

•

“cancellation date” means the same calendar day as the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be August 31, 2010. If the expiration date is extended, then the cancellation date will be similarly delayed.

•	“common stock” means Silicon Image’s common stock.

•

“eligible employee” means an employee of Silicon Image (which, for purposes of this offer, includes all subsidiaries of Silicon Image) who resides in the United States, Japan, Korea, Taiwan or the United Kingdom as of the commencement of the offer and through the cancellation date. However, our named executive officers (as defined below) and the members of our Board of Directors are not eligible employees and may not participate in the offer.

•

“eligible options” means options to purchase shares of common stock outstanding as of August 4, 2010 that have an exercise price greater than or equal to $6.64 per share that were granted under the Plans (as defined below) and remain outstanding and unexercised as of the expiration date.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•	“exchanged options” means eligible options that you exchange for RSUs pursuant to this offer.

•

“expiration date” means the date that this offer expires. We expect that the expiration date will be August 31, 2010 at 9:00 p.m., Pacific Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•

“named executive officers” means those officers identified as our named executive officers in our definitive proxy statement dated April 14, 2010 and our current chief financial officer. Our named executive officers are listed on Schedule A to this Offer to Exchange.

•	“offer” means this offer to exchange your eligible options for RSUs pursuant to the terms and subject to the conditions set forth in this Offer to Exchange and the election form.

•

“offer period” or “offering period” means the period from the commencement of this offer to the expiration date. This period will commence on August 4, 2010, and we expect it to end at 9:00 p.m., Pacific Time, on August 31, 2010.

•	“Offer to Exchange” means this document, the Offer to Exchange Certain Outstanding Options for RSUs.

•	“offer website” is a dedicated website at https://siliconimage.equitybenefits.com established for this offer through which eligible employees may submit elections electronically.

•	“option” means an option to purchase one (1) share of our common stock.

•	“option grant” means a grant of one (1) or more options.

•	“outstanding option” means an unexercised eligible option held by an eligible employee.

•

“Plans” refers to the Silicon Image, Inc. 1995 Equity Incentive Plan, as amended through July 20, 1999; the Silicon Image, Inc. 1999 Equity Incentive Plan, as amended (including Sub-Plan for UK employees); the Silicon Image, Inc. 2008 Equity Incentive Plan; the CMD Technologies, Inc. 1999 Stock Incentive Plan; the Silicon Communication Lab, Inc. 1999 Stock Option Plan; and the TransWarp Networks, Inc. 2002 Stock Option/Stock Issuance Plan.

•

“RSUs” refer to restricted stock units granted pursuant to this offer that replace your exchanged options. Each RSU granted in the exchange represents the right to receive one share of our common stock on specified dates when the RSU vests. RSUs will be granted on the RSU grant date pursuant to the 2008 Equity Incentive Plan and subject to the terms and conditions of a notice of grant of RSUs and RSU agreement between you and the Company.

•

“RSU grant date” refers to the date that is the trading day immediately after the expiration date and the cancellation date. This is the date when the RSUs will be granted. We expect that the RSU grant date will be September 1, 2010. If the expiration date is extended, then the RSU grant date will be similarly delayed.

•	“tendered option” means an eligible option you tender for exchange in the offer.

Q2.	How do I participate in this offer?

A2.	If you are an eligible employee, on the commencement of the offer, you will receive an e-mail announcing the offer and directing you either to the offer website to make your election electronically, or, if you are a vice president of the Company, to the paper election form to make your election manually. If you do not want to participate, then no action is necessary. If you wish to participate and you are not a vice president of the Company, then you must access the offer website and click on the “View/Make My Election” link. You will be directed to your electronic election form that contains the following personalized information with respect to each eligible option you hold:

•	the option grant number;

•	the Plan under which the option was granted;

•	the grant date for the eligible option;

•	the current exercise price per share in effect for the eligible option;

•	the number of eligible options subject to a particular option grant including the number of options vested and unvested through the expiration date of the offer;

•	the applicable exchange ratio;

•	the number of RSUs you would receive in exchange for each eligible option grant you elected to exchange; and

•	the vesting schedule applicable to such RSUs.

You will need to select the appropriate “yes” or “no” button next to each of your eligible options to indicate your choice of whether to exchange your eligible options in accordance with the terms of this offer or retain your eligible options under their current terms. After completing the electronic election form, you will have the opportunity to review the elections you have made with respect to your eligible options. If you are satisfied with your elections, you will proceed to the submission page. Only after you agree to the acknowledgment will you be directed to the “Print Confirmation” page. Please print and keep a copy of the Print Confirmation page for your records. At this point, you will have completed the election process.

If you are a vice president of the Company, you will not be able to submit your election via the offer website. Therefore, a paper election form will be provided to you. You must complete the paper election form and submit it by delivering a signed copy to Michael Macalintal via facsimile at (408) 830-9531 or e-mail at michael.macalintal@siliconimage.com (via PDF or similar imaged document file).

We strongly encourage you to submit your election electronically via the offer website, if you are permitted to do so. If you are not able to submit your election electronically via the offer website as a result of technical failures, such as the website being unavailable or not accepting your election, or you are a vice president of the Company, you must complete and submit a paper election form. To obtain a paper election form, please send an e-mail request to michael.macalintal@siliconimage.com or call (408) 616-4051.

If you wish to participate, you must complete the election process in the foregoing manner before 9:00 p.m., Pacific Time, on August 31, 2010. If we extend the offer beyond that deadline, you must complete the process before the extended expiration of the offer.

You may tender for exchange any one (1) or more of your eligible options or none at all. However, if you choose to tender eligible options received pursuant to a particular option grant, then you must exchange all outstanding eligible options subject to such option grant, unless you are a vice president of the Company. If you are a vice president of the Company, you may not tender more than 50% of your eligible options. Therefore, vice presidents of the Company will be permitted to exchange less than all outstanding eligible options subject to a particular option grant in order to comply with the limitation on their participation in the offer.

For a complete listing of your outstanding options please log in to your E*Trade account, where you can view your outstanding options, the grant date of your options, the exercise price of your options and the number of shares of common stock subject to your outstanding options. Please note that not all of your outstanding options may be eligible for exchange.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any eligible options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered eligible options promptly after the expiration of this offer. (See Section 4)

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day immediately following the previously scheduled expiration date.

The delivery of all documents, including election forms, is at your risk. Only responses that are complete and actually received by Silicon Image before the deadline will be accepted. If your election or withdrawal is received by facsimile or e-mail, we intend to confirm the receipt of your election form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election form by sending an email to michael.macalintal@siliconimage.com or calling (408) 616-4051.

Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) or Federal Express (or similar delivery service), are not permitted. (See Section 4)

Q3.	How many RSUs will I receive for the options that I exchange?

A3.	The number of RSUs that you receive will depend on the exercise price of your exchanged options, as follows:

Per Share Exercise Price of Eligible Option	RSUs Granted for Exchanged Options
$6.64 — $9.00	1 RSU for every 2.90 exchanged options

$9.01 — $11.00	1 RSU for every 3.35 exchanged options

$11.01 — $14.00	1 RSU for every 4.10 exchanged options

$14.01 and higher	1 RSU for every 5.15 exchanged options

As noted above, for purposes of this offer, including the exchange ratios, the term “option” refers to an eligible option to purchase one (1) share of our common stock, and the term “option grant” means a grant of one (1) or more options. For purposes of applying the exchange ratios, fractional RSUs will be rounded up to the nearest whole RSU on a grant-by-grant basis. (See Section 2)

Please note that the exchange ratios apply to each of your eligible option grants separately. This means that all of the outstanding options that you received pursuant to a particular eligible option grant will be aggregated and divided by the applicable exchange ratio. As a result, the various eligible options you hold may be subject to different exchange ratios to the extent that such options were originally received pursuant to different option grants. (See Section 2)

Example:

Assume that you have eligible options that you received pursuant to two separate option grants. In the first grant, you received 1,000 options with an exercise price of $7.00 per share. In the second grant, you received 100 options with an exercise price of $10.00 per share. You may elect to tender one, both or neither option grant. Assuming you elect to tender for exchange both eligible option grants, you will receive 375 RSUs on the RSU grant date. This number is the result obtained by dividing 1,000 by 2.90 (i.e. the exchange ratio for an eligible option with an exercise price of $7.00) and rounding up to the nearest whole RSU and adding to that number the result obtained by dividing 100 by 3.35 (i.e. the exchange ratio for an eligible option with an exercise price of $10.00) and rounding up to the nearest whole RSU.

Q4.	Who may participate in this offer?

A4.	You may participate in this offer if you are an eligible employee of Silicon Image at the time of this offer, reside in the United States, Japan, Korea, Taiwan or United Kingdom, and remain an eligible employee of Silicon Image or a successor entity through the offer expiration date. Our named executive officers and the members of our Board of Directors may not participate in the offer. (See Section 1)

Q5.	Why is Silicon Image making this offer?

A5.	We are making this offer to restore the retention and incentive benefits of our equity awards. We believe that this offer will help us to retain our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentives to our employees. However, our stock price, like that of many other companies in our industry, has declined significantly as a result of the global economic slowdown and business challenges facing our industry. As a result, most of our employees hold options with exercise prices significantly higher than the current market price of our common stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to receive RSUs that have greater retention value because, unlike underwater options, such RSUs provide value to employees even if our stock price remains depressed. (See Section 3)

Q6.	Which of my options are eligible?

A6.	Your eligible options are those options to purchase shares of common stock of Silicon Image outstanding as of August 4, 2010 that have an exercise price greater than or equal to $6.64 per share and remain outstanding and unexercised as of the expiration date, currently expected to be August 31, 2010.

For a complete listing of your outstanding options please log in to your E*Trade account, where you can view your outstanding options, the grant date of your options, the exercise price of your options and the number of shares of common stock subject to your outstanding options. Please note that not all of your outstanding options may be eligible for exchange.

Q7.	Are there circumstances under which I would not be granted RSUs?

A7.	Yes. If, for any reason, you are no longer an employee of Silicon Image on the expiration date of the offer, you will not receive any RSUs. Instead, you will keep your current eligible options and the eligible options will vest and expire in accordance with their terms. Except as provided by applicable law and/or any employment agreement between you and Silicon Image, your employment with Silicon Image remains “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. (See Section 1)

Moreover, even if we accept your eligible awards, we will not grant RSUs to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting RSUs as a result of changes in SEC or NASDAQ rules. We do not anticipate any such prohibitions at this time. (See Section 13)

In addition, if you hold an eligible option that expires after the commencement of, but before the cancellation of options under, this offer, that particular option is not eligible for exchange. Therefore, if you hold eligible options that expire before the currently scheduled cancellation date or, if we extend the offer such that the cancellation date is a later date and you hold options that expire before the rescheduled cancellation date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 15)

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any eligible options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. (See Section 15)

Q8.	Am I required to participate in this option exchange?

A8.	No. Participation in this offer is completely voluntary. (See Section 2)

Q9.	When will my RSUs vest?

A9.	For all eligible employees except vice presidents, the vesting schedule of the RSUs will depend on the extent to which the eligible options surrendered in exchange for such RSUs have vested at the time of the exchange. As set forth in the table below, the RSUs you receive in exchange for vested options will have a one-year vesting schedule and the RSUs you receive in exchange for unvested options will have a two-year vesting schedule. For vice presidents, all RSUs will have a two-year vesting schedule, as set forth in the table below, regardless of the extent to which the eligible options surrendered in exchange for such RSUs have vested.

Fully Vested Eligible Option Grant	Partially Vested Eligible Option Grant	Unvested Eligible Option Grant	Vice Presidents

RSUs with a 1 Year Vesting Schedule 100% of the RSUs vest on the first anniversary of RSU grant date

Vested Options:

RSUs with a 1 Year

Vesting Schedule

100% of the RSUs vest

on the first anniversary
of RSU grant date

Unvested Options:

RSUs with a 2 Year

Vesting Schedule

50% of the RSUs vest

on each anniversary of

the RSU grant date

		RSUs with a 2 Year Vesting Schedule 50% of the RSUs vest on each anniversary of the RSU grant date	RSUs with a 2 Year Vesting Schedule 50% of the RSUs vest on each anniversary of the RSU grant date*

*	The two-year vesting schedule is applicable to all RSUs granted to vice presidents, regardless of the extent to which the eligible options surrendered in exchange for such RSUs have vested at the time of the exchange.

•

Each RSU represents the right to receive one share of our common stock on a specified future date, provided the RSU has vested pursuant to its terms and the vesting schedules summarized above. Vesting of the RSUs is conditioned upon your continued service with us through each applicable vesting date.

•	None of the RSUs will be vested as of the RSU grant date.

•	The annual vesting date will be the anniversary of the RSU grant date.

•

We will make minor modifications to the vesting schedule of any RSUs to eliminate fractional vesting (such that a whole number of RSUs will vest on each vesting date); this will be done by rounding up to the nearest whole number of RSUs that will vest on the first vesting date and rounding down on the following vesting date.

Q10.	If I participate in this offer, do I have to exchange all of my eligible options?

A10.	No. You may pick and choose which of your outstanding eligible options you wish to exchange on a grant-by-grant basis, i.e., if you choose to tender eligible options received pursuant to a particular option grant, you must exchange all outstanding eligible options subject to such option grant, unless you are a vice president of the Company. If you are a vice president of the Company, see Question and Answer 11 below for the procedures applicable to you.

Example:

Assume that you have received three (3) separate eligible option grants. In the first grant, you received 1,000 options, 700 of which have been exercised and 300 of which remain outstanding. In the second grant, you received 1,000 options, and in the third grant, you received 3,000 options. Under this scenario, you may choose to exchange all of the options received pursuant to the three grants, all of the options received pursuant to any two of the three grants, all of the options received pursuant to any one of the three grants, or none of the options. However, you may not choose to exchange less than all of the outstanding options received pursuant to any one or more of such grants (such as an election to exchange only 150 of the remaining 300 outstanding options received pursuant to the first grant).

Q11.	What if I am a vice president of the Company and choose to participate in this offer?

A11.	If you are a vice president of the Company, your participation in the offer is limited such that you may not tender more than 50% of your eligible options for exchange. In order to comply with this limitation on your participation in the offer, you will be permitted to exchange less than all outstanding eligible options subject to a particular option grant. (See Section 2) Because the offer website cannot process partial elections, you will not be permitted to submit an election form electronically via the offer website.

Therefore, a paper election form will be provided to you. If you choose to participate, you must complete the paper election form and deliver it via facsimile or email to Michael Macalintal at (408) 830-9531 or michael.macalintal@siliconimage.com (via PDF or similar imaged document file). (See Section 4)

If you change your mind after you have submitted an election form and decide to withdraw some or all of your eligible options from the offer, you may do so at any time before the expiration date of the offer by submitting a new paper election form. To obtain additional paper election forms, please send an e-mail request to michael.macalintal@siliconimage.com or call (408) 616-4051. The expiration date is expected to be August 31, 2010 at 9 p.m., Pacific Time, unless we extend the offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date. Although we do not expect this to occur, under SEC rules governing this offer, if we have not accepted your properly tendered eligible options by 9:00 p.m., Pacific Time, on September 29, 2010 you may withdraw your eligible options at any time thereafter. (See Section 5)

In addition, the RSUs that you receive in exchange will be subject to a two-year vesting schedule, regardless of the extent to which the eligible options surrendered in exchange for such RSUs have vested at the time of the exchange. All remaining terms of the offer are the same for vice presidents as they are for any other eligible employee. (See Section 9)

Q12.	When will I receive the RSUs?

A12.	We will grant the RSUs on the RSU grant date. The RSU grant date will be the trading day immediately after the cancellation date, which we expect to be September 1, 2010. If the expiration date is extended, the RSU grant date will be similarly delayed. You will receive your notice of grant of RSUs and RSU agreement as soon as practicable after the expiration of the offer. (See Section 6)

Q13.	When will my exchanged options be cancelled?

A13.	Your exchanged options will be cancelled following the expiration of the offer on the same calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be August 31, 2010, unless the offer period is extended. (See Section 6)

Q14.	Once I surrender my exchanged options, is there anything I must do to receive the RSUs?

A14.	Yes. Your RSUs will be subject to a notice of grant of RSUs and RSU agreement between you and the Company. (See Question and Answer 21) To receive your RSUs you must accept the notice of grant of RSUs and RSU agreement through your E*Trade account. The new RSUs will be granted to you once your exchanged options have been surrendered and we have accepted them for exchange and cancelled them, provided you are still an employee of the Company on the expiration date. (See Question and Answer 7) We expect the RSU grant date to be September 1, 2010. (See Question and Answer 12)

To receive your new RSUs, you must accept the notice of grant of RSUs and RSU agreement provided to you through our E*Trade system. The Company uses an E*Trade system to track and account for option and RSU transactions. Once the RSU grants have been entered into the system, E*Trade will send you an alert or notification about the RSU grants, instructing you to log in to your E*Trade account to review and accept the notice of grant of RSUs and RSU agreement applicable to you. In order to vest in the shares covered by the RSUs, you will need to remain in continued service with Silicon Image through the applicable vesting date, as described in Question and Answer 9. (See Section 6)

Q15.	Can I exchange Silicon Image common stock that I acquired upon a prior exercise of Silicon Image options?

A15.	No. This offer relates only to outstanding eligible options to purchase shares of Silicon Image common stock. You may not exchange shares of Silicon Image common stock in this offer. (See Section 2)

Q16.	Will I be required to give up all of my rights under the cancelled options?

A16.	Yes. Once we have accepted your exchanged options and your exchanged options have been cancelled, you will no longer have any rights under those options. We intend to cancel all exchanged options following the expiration of the offer on the same calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be August 31, 2010. (See Section 6)

Q17.	Will the terms and conditions of my RSUs be the same as the terms and conditions of my exchanged options?

A17.	No. Your RSUs will be unvested as of the RSU grant date and will have a different vesting schedule from the vesting schedule of your exchanged options.

Your RSUs will be granted under the terms of the Company’s 2008 Equity Incentive Plan and a notice of grant of RSUs and RSU agreement. The applicable form of notice of grant of RSUs and RSU agreement for U.S. employees and a separate version reflecting terms for employees residing outside the U.S. are incorporated by reference as exhibits to the Tender Offer Statement on Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. (See Section 9)

Until your RSUs vest and you are issued shares of common stock for such RSUs, you will not have any of the rights or privileges of a stockholder of Silicon Image. Once you have been issued the shares of common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends.

Q18.	What happens to my eligible options if I choose not to participate or if they are not accepted for exchange?

A18.	If you choose not to participate or your eligible options are not accepted for exchange, your existing eligible options will (a) remain outstanding until they expire by their terms, (b) retain their current exercise price, (c) retain their current vesting schedule and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant. (See Section 6)

Q19.	How does Silicon Image determine whether an eligible option has been properly tendered?

A19.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any eligible options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any eligible options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this offer. No tender of eligible options will be deemed to have been made properly until all defects or irregularities have been cured by you or us or waived by us. We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for any failure to give any notice. (See Section 4)

Q20.	Will I have to pay taxes if I participate in the offer?

A20.

If you participate in the offer and are a U.S. taxpayer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. However, you normally will have taxable income when your RSUs vest, at which time Silicon Image will also typically have payroll tax withholding obligations. In order for you to be issued shares of common stock when your RSUs vest, you must make satisfactory arrangements with respect to the payment of income, employment and other taxes that Silicon Image determines must be withheld with respect to such shares. Silicon Image will automatically withhold a sufficient number of shares of its common stock issued when RSUs vest to satisfy the withholding obligations, unless we determine otherwise. You may also have taxable capital gain when you sell the shares underlying the RSUs. Note that the tax treatment of RSUs is significantly different from the tax treatment of your eligible options, and participating in the offer could result in your tax liability being higher than if you had kept your eligible options. (See Risks of Participating in the Offer on page 13.) Please see Section 14 for a description of the general tax consequences associated with options and RSUs.

If you participate in the offer and are subject to tax or social insurance contributions in Japan, Korea, Taiwan or the United Kingdom, please refer to Schedules C — F of this Offer to Exchange for a description of the tax and social insurance consequences that may apply to you.

You should consult with your tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Q21.	Will I receive an RSU agreement?

A21.	Yes. All RSUs will be subject to the terms of a notice of grant of RSUs and RSU agreement between you and Silicon Image under the Company’s 2008 Equity Incentive Plan. Once the Company has entered the RSU grants into the E*Trade system, which the Company uses to track and account for option and RSU transactions, the E*Trade system automatically will send an alert or notification about the RSU grants. The alert will instruct you to log in to your E*Trade account to review and accept the notice of grant of RSUs and RSU agreement applicable to you. (See Question and Answer 14)

The applicable form of notice of grant of RSUs and RSU agreement for U.S. employees and a separate version reflecting terms for employees residing outside the U.S. are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. (See Section 9)

Q22.	Are there any conditions to this offer?

A22.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (See Sections 2 and 7)

Q23.	If you extend the offer, how will you notify me?

A23.	If we extend this offer, we will issue a press release, e-mail or other form of written communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date. (See Sections 2 and 15)

Q24.	If the offer is changed, how will you notify me?

A24.	If we change the offer, we will issue a press release, e-mail or other form of written communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the date on which we change the offer. (See Sections 2 and 15)

Q25.	Can I change my mind and withdraw from this offer?

A25.

Yes. You may change your mind after you have submitted an election and withdraw some or all of your eligible options from the offer at any time before the expiration date (expected to be August 31, 2010). Please note, however, that withdrawals must be made on a grant-by-grant basis, unless you are a vice president of the Company. This means you cannot withdraw one eligible option received pursuant to a particular option grant without also withdrawing all other eligible options received pursuant to such option grant. If you are a vice president of the Company, see Question and Answer 11 above for the withdrawal procedures applicable to you. If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date. Although we do not expect this to occur, under SEC rules governing this offer, if we have not accepted your properly tendered eligible options by 9:00 p.m., Pacific Time, on September 29, 2010 you may withdraw your eligible options at any time thereafter. (See Section 5)

Q26.	Can I change my mind about which eligible options I want to exchange?

A26.	Yes. You may change your mind after you have submitted an election and change the eligible options you tender for exchange at any time before the expiration date. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional eligible options, fewer eligible options, all of your eligible options or none of your eligible options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before the expiration date. (See Section 4 and 5)

Q27.	How do I change my election?

A27.	To change your election, you must do the following before the expiration date:

1.	Access the offer website at https://siliconimage.equitybenefits.com and complete a new electronic election form; or

2.	If you are a vice president of the Company or unable submit your election electronically via the offer website, you must complete a paper election form and return it to Michael Macalintal via facsimile at (408) 830-9531 or e-mail at michael.macalintal@siliconimage.com (via PDF or similar imaged document file), before the expiration date. To obtain a paper election form please send an e-mail request to michael.macalintal@siliconimage.com or call (408) 616-4051.

The delivery of all documents, including election forms, is at your risk. Only responses that are complete and actually received by Silicon Image before the deadline will be accepted. If your election or withdrawal is received by facsimile or e-mail, we intend to confirm the receipt of your election form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election and/or withdrawal as set forth on the election form by sending an email to Michael Macalintal at michael.macalintal@siliconimage.com or calling (408) 616-4051.

Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. (See Section 5)

Q28.	What if I withdraw my election and then decide again that I want to participate in this offer?

A28.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new, properly completed electronic election form (or faxed or e-mailed paper form) accepting the offer before the expiration date, in accordance with the procedures described in Question and Answer 2 and Section 5, or if you are a vice president of the Company, Question and Answer 11 and Section 5.

Q29.	Are you making any recommendation as to whether I should exchange my eligible options?

A29.	No. We are not making any recommendation as to whether you should accept this offer. The program carries risk (see “Risks of Participating in the Offer” beginning on page 13 for information regarding some of these risks), and there are no guarantees that you ultimately would receive greater value from the RSUs you will receive in exchange than you would if you had retained your corresponding eligible options. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment- or tax-related questions, you should talk to your legal counsel, accountant, and/or financial advisor. (See Section 3)

Q30.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A30.	You should direct questions about this offer to Thao Dinh, our Global Compensation Manager, at thao.dinh@siliconimage.com or call (408) 616-4144. You should direct requests for additional copies of this Offer to Exchange and the other offer documents to Michael Macalintal at michael.macalintal@siliconimage.com or call (408) 616-4051. (See Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participation in the offer involves a number of potential risks and uncertainties, including those described below. This list and the risk factors set forth under the heading “Risk Factors” in our Quarterly Report on Form 10-Q, for the quarter ended June 30, 2010, and our Annual Report on Form 10-K, for the fiscal year ended December 31, 2009, in each case as filed with the SEC, highlight the material risks relating to our business and to participating in this offer. You should carefully consider these risks, and we encourage you to speak with your financial, legal and/or tax advisors as necessary before deciding whether to participate in this offer. In addition, we strongly encourage you to read the entire Offer to Exchange, including the sections discussing the tax consequences of participating in the offer, for a more in-depth discussion of the risks that may apply to you.

In addition, this Offer to Exchange and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended and Section 27A of the Securities Act of 1933, as amended. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements include all statements other than statements of historical facts and current status contained or incorporated by reference in this Offer to Exchange, including statements regarding our future financial position, our business strategy, and the plans and objectives of management for future operations. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, but not limited to, statements related to the likelihood that this offer will restore the retention and incentive benefits of our equity awards and maximize stockholder value, the possibility that another company could acquire us and terminate your employment, and the likelihood that the offer will be treated as a non-taxable event, are inherently uncertain insofar as they are based on management’s current expectations and assumptions concerning future events, and they are subject to a number of potential risks and uncertainties, including those described below. The forward-looking statements made by us in connection with this Offer to Exchange do not fall within the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.

The following discussion should be read in conjunction with the summary financial information attached as Schedule B, as well as our financial statements and notes to the financial statements included in our most recent Forms 10-K, 10-Q and, if applicable, 8-K filed with the SEC. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange, which speak only as of the date hereof.

Risks that are Specific to this Offer

If the price of our common stock increases after the date on which your eligible options are cancelled, your cancelled eligible options might have been worth more than the RSUs that you receive in exchange for them.

Because the exchange ratio of this offer is not one-for-one with respect to all awards, it is possible that, at some point in the future, your eligible options would have been economically more valuable than the RSUs granted pursuant to this offer. For example, if you exchange an option grant for 500 shares with an exercise price of $10.00 per share, you would receive 150 RSUs. Assume, for illustrative purposes only, that three (3) years after the new grant date, the price of our common stock has increased to $20.00 per share. Under this example, if you had kept your exchanged eligible options and exercised them at $20.00 per share, you would have realized pre-tax gain of $5,000, but if you exchanged your options and sold the shares vested pursuant to the RSUs, you would realize only a pre-tax gain of $3,000.

Your RSUs will not be vested on the new grant date.

The RSUs you receive will be subject to a vesting schedule, and in order to vest in your RSUs, you must remain in continued service with Silicon Image through each relevant vesting date. If your service with Silicon Image terminates before any of your RSUs vest, your unvested RSUs will be forfeited to Silicon Image without consideration.

If we merge with or are acquired by another company, your cancelled options might have been worth more than the RSUs that you receive in exchange for them.

Although we do not anticipate a merger or acquisition during the offering period, a transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including an increase in the price of our common stock, which would affect the value of your eligible options. Depending on the structure and terms of such a transaction, eligible employees who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those employees who did not participate in this offer and retained their original awards.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. Generally, if your service terminates for any reason before your RSUs vest, you will not receive any value from your RSUs.

If we merge with or are acquired by another company prior to the expiration date, we may withdraw the offer, in which case you will receive no new RSUs pursuant to the Offer to Exchange and your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement.

If we merge with or are acquired by another company prior to the expiration date but do not withdraw the offer, there may be material changes to the terms of the Offer to Exchange or the new RSUs, including adjustments to the number of shares that will be subject to the new RSUs. Under such circumstances, the type of security and the number of shares covered by your new RSUs would be adjusted based on the consideration per share given to holders of our common stock in connection with the transaction. As a result, you may receive new RSUs covering more or fewer shares of common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new RSUs if no acquisition had occurred.

If we merge with or are acquired by another company prior to the expiration date of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the applicable equity incentive plan and option agreement.

Tax-Related Risks

Tax effects of RSUs for United States Taxpayers.

If you participate in the offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or on the RSU grant date. However, you generally will have taxable ordinary income when your RSUs vest, at which time Silicon Image generally also will have a payroll tax withholding obligation. Silicon Image will automatically withhold a sufficient number of shares of its common stock issued when RSUs vest to satisfy the withholding obligations, unless we determine otherwise. You also may have taxable capital gains when you sell the shares underlying the RSUs. Please see Section 14 of the Offer to Exchange for a description of the general tax consequences associated with RSUs.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these tax consequences.

Tax-related risks for tax residents of non-U.S. countries.

If you are subject to the tax laws of a country other than the United States, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You are advised to seek appropriate professional legal and tax advice as to how the tax and other laws in a country other than the United States apply to your specific situation. See Schedules C through F of this Offer to Exchange for a description of the tax and social insurance consequences that may apply to you.

Risks Relating to Our Business, Generally

Our business is subject to many risks and uncertainties, which may affect our future financial performance. These risks include, among others:

•	Our annual and quarterly operating results may fluctuate significantly and are difficult to predict, particularly given adverse domestic and global economic conditions;

•	Our annual and quarterly operating results are highly dependent upon how well we manage our business;

•

Our business has been and may continue to be significantly impacted by the deterioration in worldwide economic conditions, and the current uncertainty in the outlook for the global economy makes it more likely that our actual results will differ materially from expectations;

•	The licensing component of our business strategy increases business risk and volatility;

•	We face intense competition in our markets, which may lead to reduced revenue from sales of our products and increased losses;

•	We operate in rapidly evolving markets, which makes it difficult to evaluate our future prospects;

•	Our success depends on demand for our new products; and

•

Our success depends on the development and introduction of new products, which we may not be able to do in a timely manner because the process of developing high-speed semiconductor products is complex and costly.

You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, also the information provided in this Offer to Exchange document and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our Investor Relations website at http://ir.siliconimage.com. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 16, Additional Information, for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER

1. Eligibility.

You are an “eligible employee” if you are an employee of Silicon Image that resides in the United States, Japan, Korea, Taiwan or the United Kingdom and you remain employed by Silicon Image or a successor entity through the date on which the exchanged options are cancelled. However, none of our named executive officers or the members of our Board of Directors are eligible to participate in the offer. Our directors and named executive officers are listed on Schedule A to this Offer to Exchange.

To receive a grant of RSUs, you must elect to exchange your eligible options and remain an employee of Silicon Image or a successor entity through the expiration date of the offer. If you do not remain employed by Silicon Image through the expiration date, you will keep your current eligible options, and they will vest and expire in accordance with their terms. If we do not extend the offer, the RSU grant date will be September 1, 2010. Except as provided by applicable law and/or any employment agreement between you and Silicon Image, your employment with Silicon Image will remain “at-will” and can be terminated by you or Silicon Image at any time, with or without cause or notice. In order to vest in your RSUs, you must remain in continued service with Silicon Image through each relevant vesting date. If your service with Silicon Image terminates before your RSUs vest, your unvested RSUs will be forfeited to Silicon Image.

2. Number of awards; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange options granted with an exercise price greater than or equal to $6.64 per share that are held by eligible employees, are outstanding and unexercised as of the commencement and expiration date of the offer, and are properly tendered for exchange and not validly withdrawn before the expiration date of the offer. If you hold eligible options that expire before the currently scheduled expiration date or, if we extend the offer such that the expiration date is a later date and you hold options that expire before the rescheduled expiration date, those options will not be eligible for exchange and such options will continue to be governed by their original terms.

For a complete listing of your outstanding options please log in to your E*Trade account, where you can view your outstanding options, the grant date of your options, the exercise price of your options and the number of shares of common stock subject to your outstanding options. Please note that not all of your outstanding options may be eligible for exchange.

As noted above, for purposes of this offer, the term “option” refers to an option to purchase one (1) share of our common stock, and the term “option grant” refers to a grant of one (1) or more options. You may tender for exchange any one (1) or more of your eligible options or none at all. However, if you choose to tender one (1) or more options received pursuant to a particular option grant, you must exchange all outstanding options received pursuant to such grant (i.e. you must make your election to participate on a grant-by-grant basis), unless you are a vice president of the Company. If you are a vice president of the Company, your participation in the offer is limited such that you may not tender more than 50% of your eligible options for exchange. In order to comply with this limitation on your participation in the offer, you will be permitted to exchange less than all outstanding eligible options subject to a particular option grant.

Exchange Ratios.

Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled, and you will be granted RSUs as follows:

Per Share Exercise Price of Eligible Option	RSUs Granted for Exchanged Options
$6.64 — $9.00	1 RSU for every 2.90 exchanged options

$9.01 — $11.00	1 RSU for every 3.35 exchanged options

$11.01 — $14.00	1 RSU for every 4.10 exchanged options

$14.01 and higher	1 RSU for every 5.15 exchanged options

Please note: All of the options that you received pursuant to a particular option grant are subject to the applicable exchange ratio. As a result, the various eligible options you hold may be subject to different exchange ratios to the extent that you received such options pursuant to different option grants. For the purpose of applying the applicable exchange ratios, fractional RSUs will be rounded up to the nearest whole RSU on a grant-by-grant basis.

Example 1

If you exchange 5,000 eligible options with an exercise price per share of $8.00, you will receive 1,725 RSUs.

Example 2

If you exchange 5,000 eligible options with an exercise price per share of $10.00, you will receive 1,493 RSUs.

Example 3

If you exchange 5,000 eligible options with an exercise price per share of $12.00, you will receive 1,220 RSUs.

Example 4

If you exchange 5,000 eligible options with an exercise price per share of $15.00, you will receive 971 RSUs.

All RSUs will be subject to the terms of a notice of grant of RSUs and RSU agreement between you and Silicon Image under the Company’s 2008 Equity Incentive Plan. The applicable form of notice of grant of RSUs and RSU agreement for U.S. employees and a separate version reflecting terms for employees residing outside the U.S. are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov.

The expiration date for this offer will be 9:00 p.m., Pacific Time, on August 31, 2010 unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

3. Purposes of the offer.

The primary purpose of this offer is to restore the retention and incentive benefits of our equity awards. We believe this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentives to our employees. However, our stock price, like that of many other companies in our industry, has declined significantly as a result of the global economic slowdown and business challenges facing our industry. As a result, most of our employees hold options with exercise prices significantly higher than the current market price of our common stock. These options are commonly referred to as being “underwater.” The RSUs may have greater employee retention value than the exchanged “underwater” options and therefore benefit Silicon Image in its efforts to retain valuable employees.

In addition, the offer will have the added benefit of reducing the potential stockholder dilution represented by the outstanding eligible options. The offer is structured to replace underwater options with a lesser number of RSUs determined on the basis of an exchange ratio applied to the cancelled eligible options. The exchange ratios are determined in a manner intended to result in the issuance of new RSUs that have, in the aggregate, a fair value, for accounting purposes, that is expected to be approximately equal to the fair value of the surrendered eligible options they replace. As a result, the offer may allow the Company to realize real incentive and retention benefits from the RSUs issued, while recognizing only minimal incremental compensation expense due to the exchange. The actual amount of compensation expense will depend on the exchange ratios, Black-Scholes values and vesting schedules for options actually exchanged as part of the offer, as well as the market price of our common stock on the date of the exchange.

Except as otherwise disclosed below in this offer or in our SEC filings, we presently have no plans, proposals, or negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving Silicon Image or any of its subsidiaries;

•	Any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

Any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from NASDAQ or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, Silicon Image evaluates and explores investment or acquisition opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions. The Company may, from time to time, engage in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships.

In the ordinary course of business, Silicon Image makes changes in the composition and structure of its Board of Directors and/or management. We may, from time to time, engage in discussions or negotiations with potential candidates for management or board of director positions with the Company or with existing members of management for changes in positions, responsibilities or compensation. Silicon Image expects that it will continue to make changes in this regard.

The Company also enters into agreements for the purchase and sale of products and services, engages in purchases and sales of assets and incurs indebtedness from time to time in the ordinary course of business.

Neither we nor our Board of Directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your investment and tax advisors. You must make your own decision about whether to participate in this offer.

4. Procedures for electing to exchange awards.

Proper election to exchange eligible options.

Participation in this offer is voluntary. If you are an eligible employee, on the commencement of the offer you will receive an e-mail announcing the offer and directing you either to the offer website to make your election electronically or, if you are a vice president of the company, to the paper election form to make your election manually. If you wish to participate in this offer and you are not a vice president of the Company, you must access the offer website and click on the “View/Change My Election” link. You will be directed to your electronic election form that contains the following personalized information with respect to each eligible option you hold:

•	the option grant number;

•	the Plan under which the option was granted;

•	the grant date for the eligible option;

•	the current exercise price per share in effect for the eligible option;

•	the number of eligible options subject to a particular option grant including the number of options vested and unvested through the expiration date of the offer;

•	the applicable exchange ratio;

•	the number of RSUs you would receive in exchange for each eligible option grant you elected to exchange; and

•	the vesting schedule applicable to such RSUs.

You will need to select the appropriate “yes” or “no” button next to each of your eligible options to indicate your choice of whether to exchange your eligible options in accordance with the terms of this offer or retain your eligible options under their current terms. After completing the electronic election form, you will have the opportunity to review the elections you have made with respect to your eligible options. If you are satisfied with your elections you will proceed to the submission page. Only after you agree to the acknowledgment will you be directed to the “Print Confirmation” page. Please print and keep a copy of the Print Confirmation page for your records. At this point, you will have completed the election process.

If you are a vice president of the Company, your participation in the offer is limited such that you may not tender more than 50% of your eligible options for exchange. In order to comply with this limitation on your participation in the offer, you will be permitted to exchange less than all outstanding eligible options subject to a particular option grant. Because the offer website cannot process partial elections, you will not be permitted to submit an election form electronically via the offer website. Therefore, a paper election form will be provided to you. If you choose to participate, you must complete the paper election form and deliver a signed copy to Michael Macalintal via facsimile at (408) 830-9531 or e-mail at michael.macalintal@siliconimage.com (via PDF or similar imaged document file).

We strongly encourage you to submit your election electronically via the offer website, if you are permitted to do so. If you are unable to do so as a result of technical failures, such as the website being unavailable or not accepting your election, or you are a vice president of the Company, you must complete and submit a paper election form before 9:00 p.m., Pacific Time, on August 31, 2010, unless we extend the offer. If we extend the offer beyond that deadline, you must complete the process before the extended expiration of the offer. To obtain a paper election form please send an e-mail request to michael.macalintal@siliconimage.com or call (408) 616-4051.

You may change your mind about which of your eligible options you wish to have exchanged. If you wish to add additional eligible options to your election, you must complete and submit a new election form before the expiration date by following the procedures described above. This new election form must be properly completed and dated after your prior election form and must list all eligible options you wish to exchange. Any prior election form will be disregarded and is null and void. If, instead, you wish to withdraw some or all of the eligible options you selected for exchange, you may do so at any time before the expiration date by following the procedures described in Section 5.

Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on August 31, 2010, unless the offer is extended past that time, in which case your election will become irrevocable after 9:00 p.m. Pacific Time on the new expiration date. The exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on September 29, 2010, you may withdraw your options at any time thereafter. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date.

This is a one-time offer, and we are required to and will strictly enforce the offering period. Elections after the offer deadline will not be honored under any circumstances. We reserve the right to reject any eligible options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other form of written communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day immediately following the previously scheduled expiration date.

The delivery of all documents, including election forms, is at your risk. Only responses that are complete and actually received by Silicon Image before the deadline will be accepted. If your election form is received by facsimile or e-mail, we intend to confirm the receipt of your election form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election form by emailing Michael Macalintal at michael.macalintal@siliconimage.com or calling (408) 616-4051. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) or Federal Express (or similar delivery service), are not permitted.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted eligible options for exchange that are validly tendered for exchange and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of written communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be August 31, 2010.

Determination of validity; rejection of options tendered for exchange; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered awards that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your eligible options for exchange will constitute a binding agreement between Silicon Image and you upon the terms and subject to the conditions of this offer.

5. Withdrawal rights and change of election.

You may change your election with respect to your eligible options only in accordance with the provisions of this section.

You may change your election with respect to your eligible options at any time before the expiration date, which is expected to be 9:00 p.m., Pacific Time, August 31, 2010. If we extend the offer, you may withdraw your tendered options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on September 29, 2010, you may withdraw your tendered options at any time thereafter.

We strongly encourage you to submit your election electronically via the offer website, if you are permitted to do so. If you are unable to do so, or you are a vice president of the Company, you must complete a paper election form and return it via facsimile to Michael Macalintal at (408) 830-9531or e-mail at michael.macalintal@siliconimage.com (via PDF or similar imaged document file), before 9:00 p.m., Pacific Time, on August 31, 2010, unless we extend the offer. To obtain a paper election form please send an e-mail request to michael.macalintal@siliconimage.com or call (408) 616-4051.

If you submit an election form declining the offer and you later decide that you would like to exchange your eligible options for new RSUs, you may elect to participate at any time by submitting a new properly completed electronic election form (or paper election form) accepting the offer before the expiration date, by following the procedures described in this Section 5 of the Offer to Exchange.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any electronic election form (or paper election form), nor will anyone incur any liability for our failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt of the electronic election form (or paper election form). Our determination of these matters will be final and binding.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date. Any options that you do not withdraw will be bound pursuant to your prior election form.

The delivery of all documents, including any new election forms, is at your risk. We intend to confirm the receipt of any election form submitted by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election form by emailing Michael Macalintal at michael.macalintal@siliconimage.com or calling (408) 616-4051. Only responses that are complete and actually received by Silicon Image electronically or by e-mail or facsimile by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

6. Acceptance of eligible options for exchange and granting of RSUs.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly tendered for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to such options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, such options will be cancelled as of the cancellation date, which we anticipate to be August 31, 2010.

Subject to our rights to terminate the offer, as discussed in Section 15 of this Offer to Exchange, we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. We will give written notice to the option holders generally of our acceptance for exchange of the eligible options. This notice may be made by press release, e-mail or other form of written communication.

We will grant the RSUs on the RSU grant date, which will be the trading day immediately after the cancellation date. We expect the RSU grant date to be September 1, 2010. All RSUs will be granted under the 2008 Equity Incentive Plan, and will be subject to a notice of grant of RSUs and RSU agreement between you and Silicon Image. The number of RSUs you receive will be determined in accordance with the exercise price of your exchanged eligible options as described in Section 2 of this Offer to Exchange. We will provide your notice of grant of RSUs and RSU agreement as soon as practicable after the expiration date, through the E*Trade system that the Company uses to track and account for option and RSU transactions. Once the RSU grants have been entered into the system, E*Trade will send you an alert or notification about the RSU grants, instructing you to log in to your E*Trade account to review and accept the notice of grant of RSUs and RSU agreement applicable to you. You will be issued shares of common stock when and if your RSUs vest in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule. Any shares cancelled as a result of the option exchange are not eligible to be returned to the 2008 Equity Incentive Plan. Shares returned under all Plans will be retired and not return to the pool and will therefore not be available for future grants of equity awards.

7. Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•

There has been threatened in writing or instituted or is pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

Any order, stay, judgment or decree has been issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction has been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•	There has occurred:

–	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

–	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

–

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

–

in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NASDAQ Index or the Standard & Poor’s 500 Index from the date of commencement of the offer,

–

the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

–	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•

A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, has been proposed, announced or made by another person or entity or has been disclosed publicly or we have learned that:

–

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

–	any such person, entity or group that had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

–	any new group has been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances,

makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible awards;

•

There has occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	Any event has occurred that has resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•

Any event has occurred that has resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•

Any rules or regulations by any governmental authority, NASDAQ, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Silicon Image.

If any of the above events occur, we may:

•	Terminate the offer and all tendered eligible options will continue to remain outstanding;

•	Complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	Amend the terms of the offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise such rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. Price range of shares underlying the awards.

The Silicon Image common stock subject to your options is traded on NASDAQ under the symbol “SIMG.” The following table shows, for the periods indicated, the high and low closing sales price per share of our common stock as reported by NASDAQ.

	High	Low
Current Fiscal Year, to End December 31, 2010
Third Quarter (through August 3, 2010)	$4.45	$3.12
Second Quarter	$3.97	$3.00
First Quarter	$3.15	$2.29
Fiscal Year Ended December 31, 2009
Fourth Quarter	$2.70	$2.11
Third Quarter	$3.39	$2.23
Second Quarter	$3.19	$2.17
First Quarter	$4.44	$2.04
Fiscal Year Ended December 31, 2008
Fourth Quarter	$5.11	$3.08
Third Quarter	$7.40	$4.95
Second Quarter	$7.66	$5.00
First Quarter	$5.08	$3.87

On August 3, 2010, the last reported sale price of our common stock, as reported by NASDAQ, was $4.42 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9. Source and amount of consideration; terms of RSUs.

Consideration.

We will grant new RSUs in exchange for eligible options properly tendered by you and accepted by us for such exchange. Each new RSU granted in the exchange represents the right to receive one share of our common stock on specified dates when the RSU vests, provided the vesting criteria and other applicable conditions of the RSUs have been satisfied.

Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered eligible options, you will be entitled to receive RSUs based on the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. Fractional RSUs will be rounded up to the nearest whole RSU on a grant-by-grant basis.

If we receive and accept all options eligible for exchange from all employees eligible to participate (a total of options to purchase 4,020,505 shares subject to the terms and conditions of this offer), we will grant RSUs to purchase a total of approximately 1,132,558 shares of our common stock, or approximately 1.5% of the total shares of our common stock outstanding as of July 29, 2010.

General terms of RSUs.

RSUs will be granted under the Company’s 2008 Equity Incentive Plan, and will be subject to a notice of grant of RSUs and RSU agreement between you and Silicon Image. The applicable form of notice of grant of RSUs and RSU agreement for U.S. employees and a separate version reflecting terms for employees residing outside the U.S. are incorporated by reference as exhibits to the Tender Offer Statement on Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov.

The following description summarizes the material terms of the 2008 Equity Incentive Plan. Our statements in this Offer to Exchange concerning the 2008 Equity Incentive Plan and the RSUs are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2008 Equity Incentive Plan and the form of notice of grant of RSUs and RSU agreement, which are incorporated herein by reference. Please contact Liz Casolari, our Stock Administration representative at (408) 616-1543 or e-mail her at liz.casolari@siliconimage.com to receive a copy of the 2008 Equity Incentive Plan, and the form of notice of grant of RSUs and RSU agreement thereunder. We will promptly furnish to you copies of these documents upon request at our expense.

2008 Equity Incentive Plan.

The 2008 Equity Incentive Plan permits the Company, under the direction of the Compensation Committee of the Board of Directors or those persons to whom administration of the plan has been delegated or permitted by law, to make grants of options, restricted stock awards, stock bonus awards, stock appreciation rights, restricted stock units, and performance shares to employees, directors, consultants, independent contractors and advisors of the Company.

The 2008 Equity Incentive Plan became our primary plan for providing equity-based incentive compensation to eligible participants upon its adoption in May 2008, and replaced our 1999 Equity Incentive Plan (which prior to the adoption of the 2008 Equity Incentive Plan had been our primary equity-based incentive compensation plan), 1995 Equity Incentive Plan, and other equity compensation plans (the CMD Technologies, Inc. 1999 Stock Incentive Plan, the Silicon Communication Lab, Inc. 1999 Stock Option Plan and the TransWarp Networks, Inc. 2002 Stock Option/Stock Issuance Plan) we assumed and maintained following acquisitions, but did not use to provide equity-based incentive compensation after the acquisitions were completed (the “Other Plans”). Awards granted and outstanding under the Other Plans remain subject to the terms of those Other Plans.

As of July 29, 2010, the number of shares of common stock subject to options and RSUs outstanding under (i) the 2008 Equity Incentive Plan was 1,122,663 and 1,503,263, respectively, and (ii) the Other Plans was 7,488,076 and 250,725, respectively. The maximum number of shares of common stock available for future issuance under the 2008 Equity Incentive Plan as of July 29, 2010 was 8,903,615, which amount does not include the shares authorized for issuance pursuant to the offer, as approved by our stockholders at the May 2010 annual meeting of stockholders.

Vesting.

For all eligible employees except vice presidents, the vesting schedule of the RSUs will depend on the extent to which the eligible options surrendered in exchange for such RSUs have vested at the time of the exchange. RSUs received in exchange for vested options will have a one-year vesting schedule and RSUs received in exchange for unvested options will have a two-year vesting schedule, as set forth in the table below. For vice presidents, all RSUs will have a two-year vesting schedule, regardless of the extent to which the eligible options surrendered in exchange for such RSUs have vested, as set forth in the table below.

Fully Vested Eligible Option Grant	Partially Vested Eligible Option Grant	Unvested Eligible Option Grant	Vice Presidents

RSUs with a 1 Year Vesting Schedule 100% of the RSUs vest on the first anniversary of RSU grant date

Vested Options:

RSUs with a 1 Year

Vesting Schedule

100% of the RSUs vest

on the first anniversary

of RSU grant date

Unvested Options:

RSUs with a 2 Year

Vesting Schedule

50% of the RSUs vest

on each anniversary of

the RSU grant date

		RSUs with a 2 Year Vesting Schedule 50% of the RSUs vest on each anniversary of the RSU grant date	RSUs with a 2 Year Vesting Schedule 50% of the RSUs vest on each anniversary of the RSU grant date*

*	The two-year vesting schedule is applicable to all RSUs granted to vice presidents, regardless of extent to which the eligible options surrendered in exchange for such RSUs have vested.

•

Each RSU represents the right to receive one share of our common stock on a specified future date, provided the RSU has vested pursuant to its terms and to the vesting schedules summarized below. Vesting of the RSUs is conditioned upon continued service with us through each applicable vesting date.

•	None of the RSUs will be vested as of the RSU grant date.

•	The annual vesting date will be the anniversary of the RSU grant date.

•

We will make minor modifications to the vesting schedule of any RSUs to eliminate fractional vesting (such that a whole number of RSUs will vest on each vesting date); this will be done by rounding up to the nearest whole number of RSUs that will vest on the first vesting date and rounding down on the following vesting date.

Example 1 (Partially Vested Option Grant): Assume (i) you have 3,350 eligible options that you received pursuant to a single option grant, (ii) the exercise price of each such option is $10.00 per share, and (iii) the eligible options have vested as to 50% of the underlying shares on the cancellation date.

Assume further that on August 31, 2010, you surrender all 3,350 eligible options and, in accordance with the exchange ratios listed in Section 2 above, you receive 1,000 RSUs. Subject to your continuing to provide services to the Company through each relevant date, your 1,000 RSUs will vest as to:

Vesting Schedule

0 shares as of September 1, 2010;

750 shares as of September 1, 2011; and

250 shares as of September 1, 2012, so that 100% of the shares underlying the RSUs will have vested as of such date.

Example 2 (Fully Vested Option Grant): Assume (i) you have 3,350 eligible options that you received pursuant to a single option grant, (ii) the exercise price of each such option is $10.00 per share, and (iii) the eligible options have vested as to 100% of the underlying shares on the cancellation date.

Assume further that on August 31, 2010, you surrender all 3,350 eligible options and, in accordance with the exchange ratios listed in Section 2 above, you receive 1,000 RSUs. Subject to your continuing to provide services to the Company through each relevant date, your 1,000 RSUs will vest as to:

Vesting Schedule

0 shares as of September 1, 2010; and

1,000 shares as of September 1, 2011, so that 100% of the shares underlying the RSUs will have vested as of such date.

Form of payout.

RSUs granted pursuant to this offer and subsequently earned by an eligible employee will be settled in shares of our common stock. The Company will satisfy all payroll tax withholding obligations in the manner specified in your new RSU agreement.

Unvested RSUs.

If your service with us terminates before your RSUs vest, your RSUs will be forfeited to us without consideration.

Adjustments upon certain events.

Events Occurring Before the RSU Grant Date. Although we are not anticipating any merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any eligible options, which you tendered for exchange, and your eligible options will be treated in accordance with the applicable Plan and your stock option agreement. Further, if Silicon Image is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your stock option agreement, and you will receive no RSUs in exchange for them. If Silicon Image is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the RSUs, including any adjustments to the purchase price and number of shares that will be subject to the RSUs. Under such circumstances, the type of security and the number of shares covered by your RSU award would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive RSUs covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the RSUs if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, award holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those award holders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the RSU grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any RSUs or other benefit for your tendered options.

Events Occurring After the RSU Grant Date. In the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or any similar event affecting shares of the Company’s common stock, the Compensation Committee of the Board of Directors shall, subject to any required action by the Board of Directors or the stockholders, adjust (i) the number and class of shares available for grant under the 2008 Equity Incentive Plan, (ii) the annual limitations on the number of shares an individual is permitted to receive under the 2008 Equity Incentive Plan, (iii) subject to the various limitations set forth in the 2008 Equity Incentive Plan, the number and class of shares subject to outstanding awards under the 2008 Equity Incentive Plan, and (iv) the exercise or settlement price of outstanding stock options and of other awards.

In the event of a corporate transaction, such as a merger, asset sale, or other change of control transaction, except in the case of awards held by non-employee directors, any or all outstanding equity awards may be assumed or an equivalent award substituted by a successor corporation. In the event the successor corporation refuses to assume or provide an equivalent substitute for the outstanding equity awards, those awards will expire on such terms and at such time as the Board of Directors or the Compensation Committee shall determine. The Board of Directors or the Compensation Committee may, in its discretion, accelerate the vesting of such awards in connection with the corporate transaction. The vesting of outstanding awards held by non-employee directors will accelerate in full prior to the consummation of a corporate transaction (i.e., a change of control) on such terms as the Compensation Committee may determine.

Transferability of RSUs.

RSUs granted in the exchange generally may not be transferred, other than by will or the laws of descent and distribution, unless the Compensation Committee indicates otherwise in your RSU agreement. In the event of your death, any person who acquires the RSUs by bequest or inheritance may be issued the shares of our common stock subject to the RSUs.

Registration and sale of shares underlying RSUs.

The shares of common stock issuable upon the vesting of the RSUs will be registered under the Securities Act of 1933, as amended (the “Securities Act”) on a registration statement on Form S-8 filed with the SEC as soon as practicable after the expiration date of the offer. Unless you are an employee who is considered an affiliate of Silicon Image for purposes of the Securities Act, you will be able to sell the shares issuable upon the vesting of your RSUs free of any transfer restrictions under applicable U.S. securities laws.

Federal income tax consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the federal income tax consequences of the RSUs and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a taxpayer of the United States, but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

10. Information concerning Silicon Image.

Our principal executive offices are located at 1060 East Arques Avenue, Sunnyvale, California 94085, and our telephone number is (408) 616-4000. Questions regarding this offer should be directed to:

Silicon Image, Inc.

1060 East Arques Avenue

Sunnyvale, California 94085

Silicon Image is a leading provider of semiconductor and intellectual property products for the secure distribution, presentation and storage of high-definition content. With a rich history of technology innovation that includes creating industry standards such as MHL™, SPMT™, HDMI®, and DVI™, the Company’s solutions facilitate the use of digital content amongst consumer electronics, personal computer and storage devices, with the goal to securely deliver digital content anytime, anywhere and on any device. Founded in 1995, the company is headquartered in Sunnyvale, California, with regional engineering and sales offices in China, Japan, Korea and Taiwan.

Please see Section 17 of this Offer to Exchange entitled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11. Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Our named executive officers and the members of our Board of Directors may not participate in this offer. However, vice presidents, none of whom are named executive officers, are eligible to participate. As of July 29, 2010, our executive officers and directors (11 persons) as a group held options outstanding under the Plans to purchase a total of 3,006,308 of our shares, and 522,000 RSUs, which collectively represented approximately 30.5% of the shares subject to all options outstanding under the Plans as of that date.

The following table sets forth the beneficial ownership of each of our executive officers and directors of options and RSUs outstanding as of July 29, 2010. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock and RSUs under all of the Plans, which was 11,564,727 as of July 29, 2010.

Name of Beneficial Owner	Number of Options and RSUs Outstanding	Percent of Total Outstanding Options and RSUs
Executive Officers
Camillo Martino, Chief Executive Officer and Director	1,000,000	8.6%
Noland Granberry, Chief Financial Officer	250,100	2.2%
Edward Lopez, Chief Legal Officer	302,500	2.6%
Timothy J. Vehling, VP Products Business Group	237,500	2.1%
Eric Almgren, VP IP Business Group	495,208	4.3%
Directors
Peter Hanelt	163,000	1.4%
John Hodge	110,000	1.0%
William George	110,000	1.0%
Masood Jabbar	140,000	1.2%
William Raduchel	265,000	2.3%
Harold Covert	455,000	3.9%

All executive officers and directors as a group (11 persons)	3,528,308	30.5%

Except as set forth below, to the best of our knowledge, neither we, nor any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock, or in transactions involving our common stock, during the sixty (60) days before and including August 4, 2010:

Date	Name	Transaction	Shares	Price
6/15/2010	Edward Lopez	Option Grant	80,000	$3.50
6/15/2010	Eric Almgren	Option Grant	100,000	$3.50
6/15/2010	Timothy Vehling	Option Grant	100,000	$3.50
6/15/2010	Timothy Vehling	RSUs released	12,500	N/A

•

On June 15, 2010, Silicon Image granted options exercisable for an aggregate of 220,000 shares with a price per share of $3.50 to a total of three employees (excluding the grants to Messrs. Lopez, Almgren and Vehling detailed in the table above).

•	On June 15, 2010, Silicon Image granted RSUs for an aggregate of 18,050 shares to four employees.

•	On July 15, 2010, Silicon Image granted options exercisable for 13,000 shares with a price per share of $3.37 per share to one employee.

•	On July 15, 2010, Silicon Image granted RSUs for an aggregate of 13,100 shares to four employees.

12. Status of options acquired by us in the offer; accounting consequences of the offer.

Eligible options acquired by through the offer will be cancelled and will not be returned to the pool of shares available for future grant under any Plan.

For accounting purposes, we will recognize incremental compensation expense, if any, resulting from the RSUs granted in the exchange program. The incremental compensation cost will be measured as the excess, if any, of the fair value of the RSUs granted to employees in exchange for surrendered eligible options, measured as of the date the RSUs are granted, over the fair value of the eligible options surrendered in the exchange for the new RSUs, measured immediately prior to the exchange. The exchange ratios are determined in a manner intended to result in the issuance of new RSUs that have, in the aggregate, a fair value, for accounting purposes, that is expected to be approximately equal to the fair value of the surrendered eligible options they replace. As a result, the offer may allow the Company to realize real incentive and retention benefits from the RSUs issued, while recognizing only minimal incremental compensation expense due to the exchange. The actual amount of compensation expense will depend on the exchange ratios, Black-Scholes values and vesting schedules for options actually exchanged as part of the offer, as well as the market price of our common stock on the date of the exchange. In the event that any of the RSUs are forfeited prior to their vesting due to termination of employment, the compensation expense for the forfeited RSUs will not be recognized.

13. Legal matters; regulatory approvals.

We are not aware of any material pending legal proceedings relating to the offer or any margin requirements or anti-trust laws applicable to the offer. We are not aware of any regulatory requirements that must be complied with or approvals that must be obtained in connection with the offer. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to grant RSUs for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting RSUs on the RSU grant date, we will not grant any RSUs. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the RSU grant date, we will not grant any RSUs and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.

14. Material income tax consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of eligible options for RSUs pursuant to the offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

We recommend that you consult your tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Option holders who exchange outstanding eligible options for RSUs generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

Restricted Stock Units.

If you participate in the offer, you generally will not have taxable income at the time of the exchange and the RSU grant date. However, you will recognize ordinary income as the RSUs vest and are issued to you, at which time Silicon Image will also generally have a payroll tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares on the vesting date. The Company will automatically redeem a sufficient number of shares of its common stock issued when RSUs vest to satisfy the withholding obligations, unless it determines otherwise. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of RSUs generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you hold the shares.

As noted above, we recommend that you consult your own tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Stock Options.

If you participate in this offer, your eligible options will be exchanged for RSUs. So that you are able to compare the tax consequences of the RSUs to that of your eligible options, we have included the following summary as a description of the tax consequences generally applicable to eligible options under U.S. federal tax law.

Nonstatutory Stock Options.

You generally will not realize taxable income upon the grant of a nonstatutory stock option. When you exercise a nonstatutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise (and any cash) you receive is greater than the exercise price you pay. If the exercise price of a nonstatutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.

We generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss will be treated as capital gain or loss. The capital gain or loss and will be long-term or short-term depending on whether the shares were held for one year or longer. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the exercise price.

If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

Material Income Tax and Other Considerations for Employees Who Reside Outside the U.S.

Attached as Schedules C-F to this Offer to Exchange are short summaries of the general tax consequences of the offer in countries other than the U.S. where residents are eligible to participate in the offer. If you are subject to the tax laws in any of these countries, please see the relevant section(s) under Schedules C-F for information regarding the tax consequences to you of participating in the offer. You should review the information carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer.

We recommend that you consult your tax advisor with respect to the federal, state, and local tax consequences of participating in the offer. In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

15. Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance of any eligible options for exchange. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of written communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any eligible options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of awards elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the awards promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option expires after commencement, but before cancellation under the offer, that particular option is not eligible for exchange. Therefore, if we extend the offer period for any reason and if a particular award that was tendered for exchange before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16. Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17. Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your awards:

1.	Our quarterly reports on Form 10-Q for our fiscal quarters ended March 31, 2010 and June 30, 2010, filed with the SEC on April 28, 2010 and July 29, 2010, respectively;

2.	Our definitive proxy statement on Schedule 14A for our 2010 annual meeting of stockholders, filed with the SEC on April 14, 2010;

3.	Our annual report on Form 10-K for our fiscal year ended December 31, 2009, filed with the SEC on February 12, 2010;

4.	The information contained in our current reports on Form 8-K filed with (but not furnished to) the SEC on March 12, 2010, April 2, 2010, May 3, 2010, May 25, 2010 and June 17, 2010; and

5.	Registration Statement No. 000-26887 on Form 8-A filed with the SEC on July 30, 1999, in which there is described the terms, rights and provisions applicable to our common stock.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at http://www.sec.gov or on our Investor Relations website at http://ir.siliconimage.com.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Silicon Image, Inc., 1060 East Arques Avenue, Sunnyvale, California, 94085, Attention: Legal Department.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18. Financial statements.

The financial information, including financial statements and the notes thereto, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on February 12, 2010 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010, filed with the SEC on April 28, 2010 and July 29, 2010, respectively, are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of certain financial information contained in the above-referenced reports. Please see Section 17 of this Offer to Exchange for instructions on how you can obtain copies of our SEC filings, including filings that contain the financial statements referenced above.

Book Value

We had a book value per share of $2.21 on June 30, 2010 (calculated using the book value as of June 30, 2010 divided by the number of shares of our common stock outstanding on that date).

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods specified. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of computing the ratio, earnings consist of income before provision for income taxes plus fixed charges and fixed charges consist of interest expensed and capitalized, amortized premiums, and discounts or capitalized expenses related to indebtedness, if any.

	Six Months Ended June 30, 2010		Years Ended
			December 31, 2009		December 31, 2008
Earnings before provision for income taxes	$(5,149)		$(114,312)		$(1,810)
Fixed charges	—		—		—
Ratio of Earnings to Fixed Charges	(a	)	(a	)	(a	)

(a)	For the six months ended June 30, 2010 and for the years ended December 31, 2009 and 2008, the Company did not have any fixed charges. The Company did not expense or capitalize any interest expense nor did it have amortization of premiums, discounts or capitalized expenses during those periods. The Company also did not have any long-term obligations as of and during those periods. As a result, a ratio cannot be computed for those periods.

19. Miscellaneous.

We are not aware of any jurisdiction in which the offer is made where the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will awards be accepted from, the award holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your eligible options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Silicon Image, Inc.

August 4, 2010

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF SILICON IMAGE

The directors and executive officers of Silicon Image as of August 4, 2010 are set forth in the following table:

Name	Position and Offices Held
Camillo Martino*	Chief Executive Officer, Director
Noland Granberry*	Chief Financial Officer
Edward Lopez*	Chief Legal Officer
Timothy J. Vehling	VP Products Business Group
Eric Almgren	VP IP Business Group
Harold Covert*	Director, Former President
Peter Hanelt	Director
John Hodge	Director
William George	Director
Masood Jabbar	Director
William Raduchel	Director

*	Indicates named executive officer, as defined in the Offer to Exchange.

The address of each executive officer and director is:

    c/o Silicon Image, Inc.

    1060 East Arques Avenue

    Sunnyvale, California 94085

Our named executive officers and members of our Board of Directors are not eligible to participate in this offer.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF SILICON IMAGE, INC.

CONSOLIDATED BALANCE SHEET INFORMATION

(In thousands — unaudited)

	June 30, 2010	December 31, 2009	December 31, 2008
Current assets	$202,764	$207,828	$225,642
Non-current assets	$15,824	$17,610	$100,899
Total assets	$218,588	$225,438	$326,541
Current liabilities	$37,757	$44,346	$39,530
Non-current liabilities	$10,729	$9,573	$8,064
Total liabilities	$48,486	$53,919	$47,594
Total stockholders’ equity	$170,102	$171,519	$278,947

CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION

(In thousands, except per share amounts — unaudited)

	Six Months Ended		Years Ended
	June 30, 2010	June 30, 2009	December 31, 2009	December 31, 2008
Total revenue	$78,859	$77,848	$150,589	$274,415
Total cost of revenue and operating expenses	$85,242	$127,712	$267,906	$282,470
Loss from operations	$(6,383)	$(49,864)	$(117,317)	$(8,055)
Loss before provision for income taxes	$(5,149)	$(48,327)	$(114,312)	$(1,810)
Net income (loss)	$(5,467)	$(46,658)	$(129,109)	$10,063
Net income (loss) per share - basis and diluted	$(0.07)	$(0.63)	$(1.72)	$0.13
Shares used in net income (loss) per share calculation:
Basic	76,364	74,618	74,912	75,570
Diluted	76,364	74,618	74,912	76,626

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SCHEDULE C

GUIDE TO TAX & LEGAL ISSUES IN JAPAN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of RSUs pursuant to the offer for eligible employees subject to tax in Japan. This summary is based on the tax laws in effect in Japan as of July 2010. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out -of -date at the time the RSUs are granted, the RSUs vest or you sell shares acquired upon vesting of the restricted stock units.

This summary may also include other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You will likely not be subject to tax as a result of the exchange of eligible options for the grant of RSUs pursuant to the offer.

Please note, however, that the Japanese tax treatment of an exchange of options for restricted stock units is uncertain because there are no specific tax provisions addressing such an exchange.

Therefore, we recommend that you consult with your personal tax advisor regarding the potential tax consequences of the offer.

Grant of Restricted Stock Units

Although the tax treatment of restricted stock units is uncertain in Japan, under the current practice of the tax authorities, you will likely not be subject to tax when the RSUs are granted to you.

Vesting of Restricted Stock Units

You likely will be subject to income tax when the RSUs vest and shares are issued to you.

You likely will be taxed on the fair market value of the shares issued to you. This income will likely be characterized as remuneration income.

Sale of Shares

When you subsequently sell any shares acquired upon vesting of your RSUs, you will be subject to capital gains tax on any gain you realize.

The taxable gain will be the difference between the sale price and the fair market value of the shares issued upon the vesting of the RSUs.

Please consult with your personal tax advisor to find out if you are eligible for a reduced rate.

Withholding and Reporting

Your employer will not withhold or report tax upon the vesting of the RSUs or issuance of shares.

It is your responsibility to report and pay any tax resulting from the cash payment, the vesting of the RSUs and the sale of shares.

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SCHEDULE D

GUIDE TO TAX & LEGAL ISSUES IN KOREA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of RSUs pursuant to the offer for eligible employees subject to tax in Korea. This summary is based on the tax laws in effect in Korea as of July 2010. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out -of -date at the time the RSUs are granted, the RSUs vest or you sell shares acquired upon vesting of the restricted stock units.

This summary may also include other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You will likely not be subject to tax as a result of the exchange of eligible options for the grant of RSUs pursuant to the offer.

Grant of Restricted Stock Units

You will not be subject to tax when the RSUs are granted to you.

Vesting of Restricted Stock Units

You will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceilings) when the RSUs vest and shares are issued to you.

You will be taxed on the fair market value of the shares issued to you.

Sale of Shares

When you subsequently sell any shares acquired upon vesting of the RSUs, you will be subject to capital gains tax on any gain you realize, subject to an annual exemption.

Thus, any gain you realize on stock assets, including the shares acquired upon the vesting of your RSUs, that exceeds the annual exemption, will be subject to capital gains tax. The taxable gain will be the difference between the sale price and the fair market value of the shares acquired upon vesting of the RSUs.

You will not be subject to securities transaction tax when you sell the shares.

Withholding and Reporting

Since your employer will not directly bear the cost of the RSUs, your employer will not withhold or report income tax upon the vesting of the RSUs or the issuance of shares nor withhold social insurance contributions (even if applicable).

D-1

It is your responsibility to report and pay any tax resulting from the vesting of the RSUs, the issuance of shares and the sale of shares.

You must file a tax return with the National Tax Service and pay any applicable taxes or you may join a taxpayer’s association which will administer regular tax reporting and payment on your behalf.

Other Information

Exchange Control

Exchange control laws require Korean residents who realize US$500,000 or more from the sale of shares to repatriate the proceeds to Korea within 18 months of the sale.

D-2

SCHEDULE E

GUIDE TO TAX & LEGAL ISSUES IN TAIWAN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of RSUs pursuant to the offer for eligible employees subject to tax in Taiwan. This summary is based on the tax laws in effect in Taiwan as of July 2010. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out -of -date at the time the RSUs are granted, the RSUs vest or you sell shares acquired upon vesting of the restricted stock units.

This summary may also include other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

TAX INFORMATION

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of RSUs pursuant to the offer.

Grant of Restricted Stock Units

You will not be subject to tax when the RSUs are granted to you.

Vesting of Restricted Stock Units

You will be subject to income tax, but not social insurance contributions, when the RSUs vest and shares are issued to you.

The taxable amount will be the fair market value of the shares issued to you upon vesting of the RSUs.

Sale of Shares

You will not be subject to capital gains tax when you subsequently sell any shares acquired upon vesting of the RSUs.

However, as of January 1, 2009, any income you recognize upon the sale of your shares acquired upon vesting of the RSUs will be included as part of your basic income for alternative minimum tax (“AMT”) purposes and may be subject to AMT.

You should consult your personal tax advisor regarding whether the AMT regime will apply to any income you recognize upon the sale of your shares.

Withholding and Reporting

Your employer is not required to withhold income tax when the RSUs vest and shares are issued to you.

You will be responsible for reporting and paying any tax resulting from the vesting of RSUs, the issuance of shares, the sale of shares and the receipt of any dividends.

E-1

However, your employer may prepare a non-withholding statement that includes your name, address, ID number and the taxable amount and may file the non-withholding statement with the tax authorities. If prepared, your employer will deliver a copy of the non-withholding statement to you, so that you can include the fair market value of the shares issued upon vesting of the RSUs on your annual tax return.

E-2

SCHEDULE F

GUIDE TO TAX & LEGAL ISSUES IN THE UNITED KINGDOM

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of RSUs pursuant to the offer for eligible employees subject to tax in the United Kingdom (the “U.K.”). This summary is based on the tax laws in effect in the U.K. as of July 2010. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out -of -date at the time the RSUs are granted, the RSUs vest or you sell shares acquired upon vesting of the restricted stock units.

This summary may also include other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of RSUs pursuant to the offer.

Grant of Restricted Stock Units

You will not be subject to tax when the RSUs are granted to you.

Vesting of Restricted Stock Units

You will be subject to income tax and employee National Insurance Contributions (NICs) when the RSUs vest and shares are issued to you.

You will be taxed on the fair market value of the shares issued to you.

Sale of Shares

When you subsequently sell any shares acquired upon vesting of the RSUs, you will be subject to capital gains tax if your total capital gain exceeds the annual exemption amount.

Your taxable gain will be the difference between the sale price and the fair market value of the shares issued upon vesting of the RSUs.

Withholding and Reporting

Your employer is required to calculate income tax and NICs and pay these amounts to Her Majesty’s Revenue & Customs (“HMRC”) upon vesting of your RSUs and issuance of shares. Your employer will withhold any applicable income tax and NICs under the Pay As You Earn (PAYE) system or by any other means set forth in the award agreement for the RSUs.

Your employer is also required to report the grant and vesting of the RSUs, the acquisition of shares and the tax withheld on its annual tax returns filed with HMRC.

In addition to your employer’s reporting obligations, it is your responsibility to report any income resulting from the vesting of the RSUs, the issuance of shares and the sale of shares on your annual tax return. It is also your responsibility to pay any tax resulting from the sale of shares.

F-1